Exhibit (14)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 28, 2022, with respect to the financial statements and financial highlights of Nuveen Preferred & Income Opportunities Fund, Nuveen Preferred & Income Securities Fund, and Nuveen Preferred and Income Fund (formerly Nuveen Preferred and Income 2022 Term Fund), as of July 31, 2022, incorporated herein by reference, and to the references to our firm under the headings “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

May 9, 2023